UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2010

BELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

California	001-11471	95-2039211
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8888 Keystone Crossing, Suite #1700, Indianapolis, IN	46240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 704-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2010, Kevin J. Thimjon submitted to the Board of Directors of Bell Industries, Inc. (the “Company”), his written notice of resignation as President and Chief Financial Officer of the Company, effective January 22, 2010. As a result of his resignation, the employment letter agreement between the Company and Mr. Thimjon will terminate effective January 22, 2010. The Company anticipates entering into a consulting agreement with Mr. Thimjon following his departure that is anticipated to include aggregate compensation of up to $25,000.

Effective January 4, 2010, the Board of Directors approved changing the title of Clinton J. Coleman from Interim Chief Executive Officer to Chief Executive Officer of the Company. Mr. Coleman, age 32, had served as the Interim Chief Executive Officer of the Company since July 2007 and also has been a director of the Company since January 2007. In connection with his appointment as Chief Executive Officer, the Compensation Committee of the Company’s Board of Directors approved an increase in his base salary to $300,000.

Mr. Coleman is currently also a Vice President of Newcastle Capital Management, L.P., the general partner of Newcastle Partners, L.P. (“Newcastle”), and is a director of Fox & Hound Restaurant Group, Pizza Inn, Inc. and Pinnacle Frames and Accents, Inc. Mr. Coleman recently served as Interim Chief Financial Officer of Pizza Inn, Inc. between July 2006 and January 2007. Prior to joining Newcastle, Mr. Coleman served as a portfolio analyst with Lockhart Capital Management, L.P., an investment partnership, from October 2003 to June 2005. Newcastle and its affiliates, including Mr. Coleman, in the aggregate beneficially own approximately 28% of the Company’s outstanding common stock and on a fully diluted basis beneficially own approximately 91% of the Company’s common stock. For a description of the related person transactions between the Company and Newcastle, see “Certain Relationships and Related Transactions” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on October 23, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BELL INDUSTRIES, INC.

Date: January 8, 2010

By:  /s/ Clinton J. Coleman
Name:   Clinton J. Coleman
Title:   Chief Executive Officer